Exhibit 99.1

Microbot Medical Demonstrates Significant Progress in 2020; Outlines Anticipated Milestones for 2021

Hingham, MA – January 11, 2021 – Microbot Medical Inc. (Nasdaq CM: MBOT) has concluded 2020 with the achievement of several operating and developmental milestones. The Company believes it is well positioned to leverage and capitalize upon this momentum through 2021, with plans to execute additional developmental, regulatory and clinical goals.

Key 2020 Operational and Product Achievements

●	Officially unveiled the LIBERTY™ Robotic System, the world’s first fully disposable surgical robotic system, which features a unique compact design with the capability to be operated remotely, reduce radiation exposure and physical strain to the physician.
●	Initiated animal feasibility studies using the LIBERTY™ Robotic System. To date, the LIBERTY Robotic system met the required end points with no intraoperative adverse events. The results support the Company’s objectives to allow physicians to remotely conduct catheter-based procedures from outside procedure rooms, avoiding radiation exposure, physical strain and the risk of cross contamination from infectious pathogens, such as COVID 19.
●	Held a pre-submission meeting with the U.S. Food and Drug Administration (FDA) to apply for an Early Feasibility Study (EFS) for the Self-Cleaning Shunt (SCS).
●	Expanded IP Portfolio with Global Patent Allowances resulting in a total of 40 patents granted and 23 patent applications pending approval.
●	Bolstered management team with Dr. Eyal Morag as Chief Medical Officer, to lead development and execution of clinical strategy for the Company’s technology platforms, including the Self-Cleaning Shunt (SCS) and LIBERTY Robotic System, as well as its future pipeline. Dr. Morag had been a member of the Company’s Scientific Advisory Board since November 2017.
●	Strengthened Board of Directors with the additions of Eileen Stockburger and Tal Wenderow.

➢	Eileen Stockburger is an experienced executive and consultant with extensive expertise in strategizing, managing and closing sizable, complex worldwide mergers and acquisitions, licensing agreements and divestitures, as well as expertise in business development, strategic planning and finance.

➢	Tal Wenderow is an expert medical device and robotics executive with a proven track record in small and mid-size companies. He co-founded Corindus Vascular Robotics, a robotic-assisted vascular interventions company, and contributed to the company’s success, leading to its $1.1 billion acquisition by Siemens Healthineers AG in October 2019.

●	Enhanced thought leadership capabilities with the addition of new members to the Company’s Scientific Advisory Board (SAB).

Anticipated 2021 Key Operational and Product Milestones

●	Conclude animal feasibility studies on the LIBERTY Robotic System.
●	Achieve design freeze for LIBERTY Robotic System by Q3 2021.
●	Initiate pivotal animal study for the LIBERTY Robotic system in the second half of 2021.
●	Finalize FDA pre-submission for the LIBERTY Robotic System by Q4 2021.
●	Conclude EFS pre-submission in regards to the SCS with the FDA by end of Q1 2021.
●	Continue to explore M&A opportunities that will enhance the Company’s assets and core capabilities.
●	Expand and protect the Company’s global IP portfolio in global jurisdictions, which creates significant barriers to entry.
●	Continue to recruit medical pioneers and thought leaders to the Company’s senior leadership, Board of Directors and SAB.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technological platforms provide the foundation for the development of a Multi Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein with the goals of improving clinical outcomes for patients and increasing accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements pertaining to the registered direct offering, timing, the amount and anticipated use of proceeds and statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions and the satisfaction of customary closing conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY and SCS, the outcome of its studies to evaluate LIBERTY, SCS and other existing and future technologies, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contacts:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754

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